Exhibit 4.1

SECOND SUPPLEMENTAL INDENTURE

This Second Supplemental Indenture (this “Supplemental Indenture”), dated as of September 16, 2020, is by and among Delphi Technologies PLC (f/k/a Delphi Jersey Holdings plc), a Jersey public limited company (the “Company”), and U.S. Bank National Association, as trustee, authenticating agent, registrar and paying agent (collectively, the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company and the Trustee have previously executed and delivered that certain Indenture (the “Base Indenture”), dated as of September 28, 2017, providing for the issuance of an unlimited aggregate principal amount of 5.00% Senior Notes due 2025 (the “Notes”);

WHEREAS, Delphi Powertrain Systems, LLC, a Delaware limited liability company, and Delphi Powertrain International Services, LLC, a Delaware limited liability company (each a “Guarantor” and together, the “Guarantors”), and the Trustee have previously executed and delivered that certain Supplemental Indenture (together with the Base Indenture, the “Indenture”), dated as of December 4, 2017, providing for the guarantee of the Notes by the Guarantors;

WHEREAS, the Company has entered into a definitive transaction agreement, dated January 28, 2020 and as amended on May 6, 2020, under which BorgWarner Inc., a Delaware corporation (“BorgWarner”), will acquire the Company in an all-stock transaction (the “Transaction”);

WHEREAS, in connection with the Transaction, BorgWarner has issued an offering memorandum and consent solicitation statement, dated September 2, 2020 (the “Offering Memorandum and Consent Solicitation Statement”), pursuant to which BorgWarner has offered to exchange (the “Exchange Offer”) any and all outstanding Notes for notes issued by BorgWarner, and BorgWarner (on behalf of the Company) has solicited (the “Consent Solicitation”) the Holders to direct the Trustee to execute and deliver amendments to the Indenture as set forth in Article I hereof (the “Amendments”);

WHEREAS, Section 9.02 of the Indenture provides that, with the consent of the Holders of at least a majority in principal amount of the Notes, voting as a single class (the “Requisite Consents”), the Company (when authorized by or pursuant to a Board Resolution) and the Trustee may enter into a supplemental indenture for the purposes described therein;

WHEREAS, the Company desires to amend certain provisions of the Indenture, as set forth in Article I of this Supplemental Indenture, and in accordance with the Consent Solicitation, as of 5:00 p.m., New York City time, on September 16, 2020, Requisite Consents have been validly delivered by Holders and not validly revoked and the Company has delivered to the Trustee the Requisite Consents for the Notes to enter into this Supplemental Indenture to effect the Amendments under the Indenture;

WHEREAS, the Company and the Trustee intend that this Supplemental Indenture shall not prevent the Notes from being treated as “grandfathered obligations” (within the meaning of Treasury Regulations Section 1.1471-2(b)(2));

WHEREAS, the Company hereby requests that the Trustee join with the Company in the execution of this Supplemental Indenture and the Company has provided the Trustee with a Board Resolution authorizing the Company’s execution of this Supplemental Indenture; and

WHEREAS, all acts and requirements necessary to make this Supplemental Indenture a valid and binding supplement to the Indenture effectively amending the Indenture as set forth herein have been duly taken.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE I

AMENDMENT OF INDENTURE

Section 1.1    Amendments to the Indenture.

(a) The following provisions of the Indenture and all references thereto in the Indenture will be deleted in their entirety and the Company shall be released from its obligations under the following provisions of the Indenture with respect to the Notes, provided that the section numbers will remain and the word “[reserved]” shall replace the title thereto:

•	Reports (Section 4.03)

•	Incurrence of Non-Guarantor Indebtedness and Issuance of Non-Guarantor Preferred Stock (Section 4.07)

•	Limitation on Sale and Leaseback Transactions (Section 4.08)

•	Liens (Section 4.10)

•	Offer to Repurchase Upon Change of Control Triggering Event (Section 4.11)

•	Corporate Existence (Section 4.12)

•	Additional Guarantors (Section 4.13)

•	Clause (a) of Merger, Consolidation, or Sale of Assets (Section 5.01)

Failure to comply with the terms of any of the foregoing provisions of the Indenture shall no longer constitute a Default or an Event of Default under the Indenture and shall no longer have any other consequence under the Indenture with respect to the Notes.

(b) Clause (c) of Section 6.01 (Events of Default) of the Indenture shall be amended by deleting “the Issuer or”.

(c) Clauses (d), (e), (f), (h), (i) and (j) of Section 6.01 (Events of Default) of the Indenture shall be deleted in their entirety with respect to the Notes, including all references thereto, provided that the section numbers will remain and the word “[reserved]” shall replace the title thereto.

(d) All definitions set forth in the Indenture that relate to defined terms used solely in provisions deleted hereby, and any definitions used exclusively within such definitions, shall be deleted in their entirety from the Indenture and the Notes, including all references thereto.

ARTICLE II

MISCELLANEOUS

Section 2.1 Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

Section 2.2 Relationship to Existing Base Indenture. This Supplemental Indenture is a supplemental indenture within the meaning of the Base Indenture. The Indenture, as amended and supplemented by this Supplemental Indenture, is in all respects ratified, confirmed and approved and shall be read, taken and construed as one and the same instrument.

Section 2.3 Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 2.4 Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

Section 2.5 Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be deemed to be an original, but all of them together represent the same agreement. The words “execution”, “signed” and “signature” and words of like import in this Supplemental Indenture or in any other certificate, agreement or document related to this Supplemental Indenture shall include images of manually executed signatures transmitted by facsimile or other electronic format (including “pdf”, “tif” or “jpg”) and other electronic signatures (including DocuSign and AdobeSign). The use of electronic signatures and electronic records (including any contract or other record created, generated, sent, communicated, received or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

Section 2.6 The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made by the Company.

Section 2.7 Successors and Assigns. This Supplemental Indenture shall be binding upon the Company and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in this Supplemental Indenture and in the Indenture shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of the Indenture.

Section 2.9 Effectiveness; Termination. This Supplemental Indenture shall become effective and binding on the Company, the Trustee and every Holder of the Notes heretofore or hereafter authenticated and delivered under the Indenture upon the execution and delivery by the parties of this Supplemental Indenture; provided, however, that the Amendments shall become operative only upon the consummation of the Exchange Offer and Consent Solicitation in accordance with the terms and conditions set forth in the Offering Memorandum and Consent Solicitation Statement, including, among other things, the condition that the Transaction shall have been consummated.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

DELPHI TECHNOLOGIES PLC, as the Company

By:	/s/ James D. Harrington
Name:	James D. Harrington
Title:	Senior Vice President, General Counsel, Secretary and Chief Compliance Officer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ James Kowalski
Name:	James Kowalski
Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION, as Paying Agent, Registrar and Authenticating Agent

By:	/s/ James Kowalski
Name:	James Kowalski
Title:	Vice President

[Signature Page to the Second Supplemental Indenture]